Exhibit 8.1
December 2, 2010
Spectra Energy Partners, LP
5400 Westheimer Court
Houston, Texas 77056
     Re: Spectra Energy Partners, LP Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel for Spectra Energy Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the offer and sale of common units representing limited partnership interests in the Partnership. We have also participated in the preparation of a prospectus dated May 18, 2009 and a prospectus supplement dated on or about the day hereof forming a part of the Registration Statement on Form S-3, as amended (the “Registration Statement”), to which this opinion is an exhibit. In connection therewith, we prepared the discussions (the “Discussions”) set forth under the caption “Material Tax Consequences” in the prospectus and under the caption “Material Tax Considerations” in the prospectus supplement.
     All statements of legal conclusions contained in the Discussions, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement. In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided is an accurate description of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner included in the Discussions, as to which we express no opinion).
     We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.
Very truly yours,
/s/ Vinson & Elkins L.L.P.

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